EXHIBIT 1

           JOINT FILING AGREEMENT


Be it known that the undersigned hereby agree to file jointly a Schedule 13D, including amendments thereto, reporting beneficial ownership of the Class A Common Stock, par value $.01 per share, of Adelphia
Communications Corporation.


Dated:   March 10, 1995    FPL Group, Inc.

                           MICHAEL W. YACKIRA
                           Name: Michael W. Yackira
                           Title: Vice President, Finance, and
                           Chief Financial Officer


Dated:   March 10, 1995    FPL Group Capital Inc

                           PAUL J. EVANSON
                           Name: Paul J. Evanson
                           Title:  Vice President and Chief
                           Financial Officer


Dated:   March 10, 1995    Telesat Cablevision, Inc.

                           LESLIE J. GELBER
                           Name: Leslie J. Gelber
                           Title:  Chairman of the Board